(m)(2)(i)

AMENDED SCHEDULE 1

TO THE

AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

VOYA EQUITY TRUST

CLASS A

Fund(s)

Voya Corporate Leaders® 100 Fund

Voya Global Income & Growth Fund (formerly, Voya Global Multi-Asset Fund) Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund